March 29, 1999





AIB Investments Pty Limited
Level 24, Gateway
1 Macquarie Place
Sydney, NSW, 2000
Australia

Gentlemen:

     In connection with your investment in Netter Digital Entertainment, Inc. (the "Company") pursuant to that certain that certain Purchase Agreement, dated as of March 29, 1999 by and between the Company and AIB Investments Pty., Limited. (the "Purchase Agreement") you agree as follows:

1. 	For a period commencing on the date hereof and extending through the first to occur of (i) a Covenant Termination Event (as defined below), and (ii) the second anniversary of the date of this letter, you will not, nor will you permit any of your "affiliates" or "associates" (as such terms are defined in Rule 12b-2 under the Securities
    Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly (except as provided in Paragraph 2 below) do any of the following:

    a. except as a result of a stock split, stock dividend or similar recapitalization by the Company, directly or indirectly acquire, offer to acquire, or agree to acquire by purchase, individually or by joining a partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act, such term to have such meaning throughout this Agreement) (any such act, to "acquire"), any securities of the Company entitled to vote in the election of directors of the Company (collectively, "Voting Securities"), any securities directly or indirectly convertible into or exchangeable for Voting Securities, any direct or indirect rights, warrants or options to acquire any Voting Securities or any right to vote any Voting Securities if, immediately after such acquisition, you and your affiliates and associates collectively would "beneficially own"
        (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) in excess of 30% of the fully diluted voting power of the Company's outstanding Voting Securities.

    b. For purposes of this letter, "Covenant Termination Event" means any sale or other disposition of Voting Securities of the Company by Douglas Netter if, after such sale or other disposition, Douglas Netter and his affiliates and associates would beneficially own in the aggregate less than 20% of the fully diluted voting power of the Company's outstanding Voting
        Securities.

2. Notwithstanding the provisions of paragraph 1 above to the contrary, you and your affiliates and associates may purchase or otherwise acquire beneficial ownership of any Voting Securities if (i) you and/or your affiliates or associates are specifically invited or permitted in writing to do so by the Board of Directors of the Company, or (ii) such Voting Securities are acquired from Douglas
   Netter and/or his affiliates or associates. For purposes of this letter, any Voting Securities acquired by you from Douglas Netter and/or his affiliates and associates will be disregarded and excluded from any determination of the percentage of the fully diluted voting power of the Company's outstanding Voting Securities beneficially owned by you and your affiliates and associates

3. For purposes of this letter, all calculations of the fully diluted outstanding Voting Securities shall assume the conversion or exchange of all outstanding securities convertible into or exchangeable for Voting Securities and the exercise of all outstanding rights, warrants and options to purchase Voting Securities regardless of whether such rights of conversion, exchange or purchase are then exercisable.

4.	This letter shall be governed and construed in accordance with the internal, substantive laws of the State of New York without regard to conflict of laws principles. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any such right, power or privilege. This letter shall be binding upon, and inure to the benefit of each of the parties hereto and their respective successors and assigns. In addition to all other rights and remedies which either party hereto may have hereunder, at law, in equity, by statute or otherwise, the prevailing party in any litigation to enforce the provisions of this letter shall be entitled to recover attorneys' fees and expenses and court costs. This letter may be modified only by an agreement in writing signed by all parties hereto. This letter constitutes the final agreement of the parties concerning the matters herein and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, between them respecting the subject matter hereof. If any of the provisions of this letter are determined to be illegal, invalid or otherwise unenforceable, in whole or in part, they shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this letter.

5.	You hereby recognize, acknowledge and agree that the agreements and undertakings set forth herein relate to matters that are of a special, unique and extraordinary character which gives them a peculiar and special value impossible of replacement, and for the breach of which the non-breaching party cannot reasonably or adequately be compensated in damages, and that any breach by you of any of the terms or provisions hereof will cause the Company irreparable injury and harm. Therefore you hereby agree that, in addition to any and all rights and remedies which the Company may have at law, in equity, by statute or otherwise, the Company shall be entitled to injunctive or other equitable relief to prevent the continuing breach by you of each and all of the terms and provisions hereof or to otherwise secure the enforcement of each and all of the terms and provisions hereof.



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     Please acknowledge your agreement to the foregoing by countersigning this letter and the enclosed copy in the space provided below and returning the executed copy to us.

                                          Very truly yours,

                                          NETTER DIGITAL ENTERTAINMENT, INC.





                                         By: /s/ Douglas Netter

                                         Its:  Chief Executive Officer



Received and consented to
the 29th day of March, 1999



AIB Investments Pty, Limited


By:  /s/ Nicholas Bain

Its:  Director